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                                                                     Exhibit 4.2

                              AMENDED AND RESTATED
                          SHAREHOLDERS RIGHTS AGREEMENT

                             dated February 8, 2000

                                  by and among

                                DEALTIME.COM LTD.

                                       and

                           CERTAIN OF ITS SHAREHOLDERS
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                                TABLE OF CONTENTS


1.    DEFINITIONS; REPRESENTATIONS; EFFECT OF AGREEMENT.........................


2.    INCIDENTAL REGISTRATION...................................................


3.    DEMAND REGISTRATION.......................................................


4.    DESIGNATION OF UNDERWRITER................................................


5.    EXPENSES..................................................................


6.    INDEMNIFICATION AND CONTRIBUTION..........................................


7.    OBLIGATIONS OF THE COMPANY................................................


8.    CONDITIONS TO REGISTRATION OBLIGATIONS....................................


9.    ASSIGNMENT OF REGISTRATION RIGHTS.........................................


10.   LOCK-UP AND OTHER REQUIREMENTS OF THE HOLDERS.............................


11.   RULE 144..................................................................


12.   OTHER REGISTRATION RIGHTS; TERM...........................................


13.   AFFIRMATIVE COVENANTS.....................................................


14.   NEGATIVE COVENANTS........................................................


15.   BOARD OF DIRECTORS........................................................


16.   PRE-EMPTIVE RIGHT.........................................................


17.   FOUNDER SALES.............................................................


18.   RIGHT OF FIRST REFUSAL....................................................


19.   INVESTOR TAG-ALONG RIGHTS.................................................


20.   BRING-ALONG...............................................................
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21.   INTENTIONALLY DELETED.....................................................


22.   AMENDMENT.................................................................


23.   MISCELLANEOUS.............................................................
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                          SHAREHOLDERS RIGHTS AGREEMENT


THIS AGREEMENT (this "AGREEMENT") made as of the 8th day of February, 2000, by and among

DEALTIME.COM LTD., a company organized under the laws of the State of Israel, registered under number 51-246003-1, with offices at 6 Hatzoren Street, Netanya, Israel (the "COMPANY"); and

NAHUM SHARFMAN, Israel I.D. 005567110 ("SHARFMAN") and AMIR ASHKENAZI, Israel I.D. 027757806 ("ASHKENAZI") (Sharfman and Ashkenazi are each referred to as a "FOUNDER" and are collectively referred to as the "FOUNDERS"); and

M.L. TRUST COMPANY LTD. , a company organized under the laws of the State of Israel ("ML"); and

ISRAEL SEED II L.P., a limited partnership organized under the laws of Jersey, by its general partner, Seed Venture Partners Limited, a company organized under the laws of the British Virgin Islands, with offices at Lord Coutanche House, 66-68 Esplanade, St. Helier, Jersey JE4 8SZ, Channel Islands ("ISLP"); and

UNICYCLE TRADING COMPANY, L.P., a limited partnership organized under the laws of the State of Nevada ("UNICYCLE"); and

ODEON CAPITAL PARTNERS, L.P., a limited partnership organized under the laws of the State of Delaware ("ODEON"); and

NOMURA INTERNATIONAL PLC, a company registered under the laws of England and Wales ("NOMURA"); and

HOLDERS OF THE COMPANY'S PREFERRED D SHARES (as defined below) purchased pursuant to the Subscription Agreement by and between the Company and each such Purchaser dated February 8, 2000 (the "Series D Investors")

THE COMPANIES, INDIVIDUALS AND/OR ENTITIES IDENTIFIED IN SCHEDULE A attached hereto .

                                   WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, the Company and certain Investors (as defined therein) shall enter into a Subscription Agreement (the "SA"), according to which such Investors shall purchase Preferred D Shares of the Company; and

WHEREAS, in connection with the execution of the SA and the investment in the Company contemplated therein, the parties desire to amend the existing Shareholders' Rights Agreement,
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dated August 23, 1999, as amended by Amendment No. 1, dated December 16, 1999 to
(the "EXISTING SRA"), by replacing the Existing SRA with this Agreement (the "SRA").

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:


1.       DEFINITIONS; REPRESENTATIONS; EFFECT OF AGREEMENT.


         1.1. Definitions. As used herein, the following terms have the following meanings:


                  "Control" means direct or indirect ownership of more than 50% of the equity or voting capital of an entity, or possession of the right and power to direct the policy and management of such entity.


                  "Form S-3" means Form S-3 or Form F-3 under the Securities Act, as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Securities and Exchange Commission (the "SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.


                  "Founder Registrable Shares" means all Ordinary Shares held by the Founders and/or issued by the Company in respect of such shares, including bonus shares and share dividends, and all Ordinary Shares the Founders may purchase pursuant to their first refusal rights and preemptive rights.


                  "Holder" means any holder of outstanding Registrable Shares.


                  "Initiating Founders" means each of the Founders holding at least 50% of the Founders Registrable Shares.


                  "Initiating Holders" means Investor Holders holding 20% of the unregistered Investor Registrable Shares.


                  "IIF Investors" means Israel Infinity Venture Capital Fund (Israel) LP, Israel Infinity Venture Capital Fund (Delaware) LP, Israel Infinity Venture Capital Fund (Cayman I) LP and Israel Infinity Venture Capital Fund (Cayman II) LP, and any permitted transferee of any of the above.


                  "Investor" means a holder of either Preferred A Shares, Preferred B Shares, Preferred C Shares or Preferred D Shares.


                  "Investor Holder" means any holder of outstanding Investor Registrable Shares.


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                  "Investor Registrable Shares" shall mean the Series A Investor
                  Registrable Shares, the Series B Investor Registrable Shares, the Series C Registrable Shares and the Series D Registrable Shares, collectively.


                  "IPO" means the Company's initial underwritten public offering of its Ordinary Shares pursuant to an effective registration statement under the Securities Act or equivalent law of another jurisdiction.


                  "Ordinary Registrable Shares" means all Ordinary Shares now held by the Founders and the Ordinary Share Investors, all Ordinary Shares issued by the Company in respect of such shares, including bonus shares and share dividends, and all Ordinary Shares that the Founders or Ordinary Share Investors may hereafter purchase or acquire pursuant to their preemptive rights or rights of first refusal or otherwise.


                  "Qualified IPO" means an IPO (i) that raises net proceeds for the Company of a minimum of $30 million and (ii) if effective by December 31, 2000, in which the Ordinary Shares offered thereby are offered at a price per share equal to 500% or more of the then effective Conversion Price for the Preferred C Shares under the Company's Articles of Association, or if effective after January 1, 2001, the Ordinary Shares offered thereby are offered at a price per share equal to 750% or more of the then effective Conversion Price for the Preferred C Shares under the Company's Articles of Association.


                  "Permitted Transferee" shall mean a person or entity which receives shares pursuant to one of the following permitted transfers:


                           (a) the transfer of all or any of the shares held by the shareholder (the "TRANSFEROR") to: (i) a company Controlled by the transferor; or (ii) a company that Controls the transferor; or (iii) an entity under common Control with the transferor (which for these purposes shall be deemed to include any transfer to any company under the Control of UBS AG (a "UBS Group Company") and/or any transfer to any partnership or unincorporated association under the Control of any UBS Group Company which includes, without prejudice to the generality of the foregoing, any limited partnership the general partner of which is a UBS Group Company), or (iv) in the case of a transfer by a partnership (including a limited partnership) or limited liability company, to any partners or members thereof, or any partnership (including a limited partnership) or limited liability company managed by the same management company or to the partners or members thereof; or (v) in the case of a body corporate, to its shareholders in the same proportion as their ownership interest in the body corporate; or
                           (vi) in the case of a trustee, to the beneficiary or beneficiaries for whom the trustee is holding shares; provided that such Permitted Transferee has agreed in


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                           writing to assume all obligations of the transferor
                           (in its capacity as a shareholder) under all agreements involving the Company; and


                           (b) the transfer by a shareholder who is an individual to his spouse, children, or grandchildren, other than to minors and persons incapacitated as a matter of law, and provided that such Permitted Transferee has agreed in writing to assume all obligations of the transferor (in its capacity as a shareholder) under all agreements involving the Company.


                  "Preferred A Shares" means Series A Preferred Shares of the Company par value NIS 0.01 each.


                  "Preferred B Shares" means Series B Preferred Shares of the Company par value NIS 0.01 each.


                  "Preferred C Shares" means Series C Preferred Shares of the Company par value NIS 0.01 each.


                  "Preferred D Shares" means Series D Preferred Shares of the Company par value NIS 0.01 each.


                  "Register", "registered" and "registration" refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declation or ordering by the SEC of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction.


                  "Registrable Shares" means all Investor Registrable Shares and Ordinary Registrable Shares.


                  "Reserved Shares" means Ordinary Shares issuable upon conversion of the Preferred Shares.


                  "Securities Act" means the United States Securities Act of 1933, as amended.


                  "Series A Investor Registrable Shares" means all Ordinary Shares issuable upon conversion of the Preferred A Shares, all Ordinary Shares issued by the Company in respect of such shares, including bonus shares and share dividends, and all Ordinary Shares that the holders of Preferred A Shares may hereafter purchase or acquire, pursuant to their preemptive rights or rights of first refusal or otherwise, or Ordinary Shares issued on conversion of such other securities.


                  "Series B Investor Registrable Shares" means all Ordinary Shares issuable upon conversion of the Preferred B Shares, all Ordinary Shares issued by the Company in respect of such shares, including bonus shares and share dividends, and all Ordinary Shares that the holders of Preferred B Shares may hereafter purchase or


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                  acquire, pursuant to their preemptive rights or rights of
                  first refusal or otherwise, or Ordinary Shares issued on conversion of such other securities.


                  "Series C Investor Registrable Shares" means all Ordinary Shares issuable upon conversion of the Preferred C Shares, all Ordinary Shares issued by the Company in respect of such shares, including bonus shares and share dividends, and all Ordinary Shares or other securities convertible into Ordinary Shares, that the holders of Preferred C Shares may hereafter purchase or acquire, pursuant to their preemptive rights, rights of first refusal, warrants or otherwise, or Ordinary Shares issued on conversion of such other securities.


                  "Series A and B Registrable Shares" means the Series A Investor Registrable Shares and the Series B Investor Registrable Shares, collectively.


                  "Series D Investor Registrable Shares" means all Ordinary Shares issuable upon conversion of the Preferred D Shares, all Ordinary Shares issued by the Company in respect of such shares, including bonus shares and share dividends, and all Ordinary Shares or other securities convertible into Ordinary Shares, that the holders of Preferred D Shares may hereafter purchase or acquire, pursuant to their preemptive rights, rights of first refusal, warrants or otherwise, or Ordinary Shares issued on conversion of such other securities.


         1.2.     Representations


                  The Company and each of Sharfman, Ashkenazi, ML, ISLP, Unicycle, Odeon, Nomura and the Series D Investors hereby acknowledge that the amendment and restatement of the SRA as set forth hereunder shall be binding upon all Shareholders, including such Shareholders who are not a party to this Agreement and that upon execution of this Agreement, its terms shall be binding upon the Company and each and all of the Shareholders, as if such parties would have been parties hereto.


         1.3.     Effect of Agreement


                  By executing this Agreement, the Existing SRA is hereby amended and replaced by this SRA. The provisions of this SRA shall binding upon the shareholders of the Company, provided however, that nothing herein contained shall derogate form the rights and obligations of the shareholders of the Company under the Existing SRA, insofar as same relates to the period prior to the date hereof.


2.       INCIDENTAL REGISTRATION.


         2.1. If, at any time (i) the Company proposes to register any of its securities (including in the event of the Company's IPO) or (ii) the Company proposes to register any securities owned by anyone other than the Investor Holders, other than (a) in a registration under Section 3 of this Agreement or (b) a registration on Form S-8 or Form F-4, the Company shall give notice to the Holders of such


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                  intention, at least 45 days prior to the filing of the
                  registration statement in connection with such registration. Upon the written request of any Holder given within twenty
                  (20) days after receipt of any such notice, the Company shall include in such registration all of the Registrable Shares indicated in such request(s) of the Investor Holders, so as to permit the disposition of the shares so requested.


         2.2. Notwithstanding any other provision of this Section 2, if the managing underwriter advises the Company in writing that in its opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without adversely affecting such underwriter's ability to effect an orderly distribution of such securities, the Company will include in such registration: (i) first, the Company's Securities; (ii) second, the number of Investor Registrable Shares requested to be included that, in the opinion of such underwriters, can be sold, pro rata, among the holders of such securities on the basis of the number of Investor Registrable Shares requested to be included by such holders in the registration; and (iii) third, the number of Ordinary Registrable Shares requested to be included that, in the opinion of such underwriters, can be sold, pro rata, among the holders of such securities on the basis of the number of Ordinary Registrable Shares requested to be included by such holders in the registration; provided, however, that in any event, all Investor Registrable Shares must be included in such registration prior to the Ordinary Registrable Shares and any other shares of the Company (with the exception of shares to be issued by the Company to the public).


3.       DEMAND REGISTRATION.


         3.1. At any time following 120 days after the closing of the Company's IPO, the Initiating Holders may request in writing that all or part of their Investor Registrable Shares shall be registered under the Securities Act. Within 20 days after receipt of any such request, the Company shall give written notice of such request to the other Holders, and shall include in such registration all Registrable Shares held by all such Holders who wish to participate in such demand registration and provide the Company with written requests for inclusion therein within 20 days after the receipt of the Company's notice. Thereafter, the Company shall effect the registration of all Registrable Shares as to which it has received requests for registration (a "DEMAND") and in connection with the first Demand after the Company's IPO (the "FIRST DEMAND"), use its best efforts to have such First Demand effective by the 61st day after the Initiating Holders make such First Demand. Notwithstanding the foregoing, the Company shall have the right, exercisable by the 31st day after such First Demand, to nullify such Demand in order to file a registration statement for the registration of its equity securities for its own account. Subject to the provisions of this Section 3.1, no Demand shall be binding on the Company if the Company has filed any


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                  registration statement for the registration of its equity
                  securities for its own account within the previous one hundred and eighty (180) days (other than a form S-8 or similar registration for employee shares) or, if not for the Company's account, within the previous ninety (90) days.


         3.2. The Initiating Holders shall have the right to three (3) Demands. Subsequent to the First Demand, no Demand shall be effective unless Initiating Holders holding at least 10% of the unregistered Series D Investor Registrable Shares (other than any such Holders who are holding Preferred A, Preferred B or Preferred C Shares or Investor Registrable Shares issued in respect thereof) join in such Demand.


         3.3.     Any registration proceeding begun pursuant to Sections 3.1 or
                  3.2 that is subsequently withdrawn at the request of the Initiating Holders (with respect to their Demand) shall count toward the quota of registration statements which the Investor Holders have the right to cause to effect pursuant to Section 3.2; provided further, however, that such withdrawn registration shall not be so counted if such withdrawal is based upon material adverse information relating to the Company or its condition, business, prospects or general securities market conditions which is different from that generally known to the Initiating Holders at the time of their request. In addition, in the event that the Company utilizes its right under Section 3.1 to file a registration statement for its own account by the 31st day subsequent to the making of the First Demand, such Demand shall not count toward the quota of registration statements which the Investor Holders have the right to cause to effect pursuant to Section 3.2. Only the Initiating Holders who make a Demand under Sections
                  3.1 and 3.2 shall have the right to withdraw registration proceedings under Sections 3.1 and 3.2 (with respect to their Demand).


         3.4. Founder Demand. At any time at least 90 days following the closing of the second of the Demand registrations to occur under Section 3.1, the Initiating Founders may request in writing that all or part of the Founder Registrable Shares shall be registered under the Securities Act. Within 15 days after receipt of any such request, the Company shall give written notice of such request to the other Holders, and shall include in such registration all Registrable Shares held by all such Holders who wish to participate in such demand registration (subject to the limitation below) and provide the Company with written requests for inclusion therein within 20 days after the receipt of the Company's notice. Thereupon, the Company shall effect the registration of all Registrable Shares as to which it has received requests for registration (subject to the limitation below). Notwithstanding the above, the maximum number of Founder Registrable Shares that may be included in a registration under this Section 3.4 shall be three times the number of Founder Registrable Shares that the two Founders would together be entitled under Rule 144 of the Securities Act (as currently enacted) to sell during the three month period beginning on the date of the request for registration by the Initiating Founders, assuming that the


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                  Founders are "affiliates" at the time of the registration and that the initial minimum holding period for restricted securities under Rule 144 has passed.


         3.5. The Company shall not be required to effect more than one (1) registration under Section 3.4, provided, however, that any registration proceeding begun pursuant to Section 3.4 that is subsequently withdrawn at the request of the Initiating Founders shall count toward the one registration statement pursuant to Section 3.4; provided further, however, that such withdrawn registration shall not be so counted if such withdrawal is based upon material adverse information relating to the Company or its condition, business, or prospects which is different from that generally known to the Initiating Founders at the time of their request. Only the Initiating Founders shall have the right to withdraw a registration proceeding under Section 3.4.


         3.6. Notwithstanding any other provision of this Section 3, if the managing underwriter advises the Investor Holders in writing that in the managing underwriter's opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without adversely affecting such underwriter's ability to effect an orderly distribution of such securities, the Company will include in such registration:

                           1 first, the number of Investor Registrable Shares requested to be included that, in the opinion of such underwriters, can be sold, provided that if, in the opinion of the managing underwriter, less than all Investor Registrable Shares requested to be included can be included in such Demand registration, then allocation among the Investor Holders shall be made pro rata among the Investor Holders participating in such Demand on the basis of the number of Investor Registrable Shares which each Investor Holder seeking to participate in such Demand has requested be included in such registration;

                           2 second, the number of Ordinary Registrable Shares requested to be included that, in the opinion of such underwriters, can be sold, pro rata, among the holders of such securities on the basis of the number of Ordinary Registrable Shares which each holder of Ordinary Registrable Shares seeking to participate in such Demand has requested to be included in such registration; provided, however, that in any event, all Investor Registrable Shares must be included in such registration prior to any other shares of the Company. The Company shall not register securities for sale for its own account in any registration requested pursuant to this Section 3 unless permitted to do so by the written consent of Investor Holders who hold at least 75% of


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                                    the Investor Registrable Shares as to which
                                    registration has been requested.


         3.7. Subject to the provisions of Section 3.1, the Company may not cause any other registration of securities for sale for its own account (other than a registration effected solely to implement an employee benefit plan) to be initiated after a registration requested pursuant to Section 3 and to become effective less than 90 days after the effective date of any registration requested pursuant to Section 3.


         3.8. F-3 Registration. Commencing as soon as legally permissible after the closing of the IPO, in any case that the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form F-3, and any related qualification or compliance, with respect to Investor Registrable Shares where the aggregate net proceeds from the sale of such Investor Registrable Shares equals to at least five million United States Dollars ($5,000,000), the Company will within twenty (20) days after receipt of any such request give written notice of the proposed registration and any related qualification or compliance, to all other Holders, and include in such registration all Investor Registrable Shares held by all such Holders who wish to participate in such registration and provide the Company with written requests for inclusion therein within 15 days after the receipt of the Company's notice. Thereupon, the Company shall effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Investor Registrable Shares as are specified in such request, together with all or such portion of the Investor Registrable Shares of any other Holder or Holders joining such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification, or compliance, pursuant to this
                  Section 3.8 if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations for the Holders pursuant to this Section
                  3.8. The Company undertakes that it will, once having qualified for registration on Form F-3, use its best efforts to comply with all necessary filings and other requirements so as to maintain such qualification.


         3.9. Additional F-3. The provisions of this Section 3 notwithstanding, in the event that all three (3) Demands available pursuant to Section 3.1 are utilized and Holders of at least 75% of either the (i) unregistered Series A and B Investor Registrable Shares (the "DISSENTING SERIES A AND B INVESTORS"), (ii) unregistered Series C Investor Registrable Shares (the "DISSENTING SERIES C INVESTORS") or (iii) unregistered Series D Investor Registrable Shares (the "DISSENTING SERIES D INVESTORS") elect not to participate in any such Demand then the Dissenting Series A and B Investors, the Dissenting Series C Investors and/or the Dissenting Series D Investors, as the case may be, shall each be entitled to an additional demand for an F-3 registration, which F-3 registration


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                  shall be effected in accordance with the terms of Section 3.8, with such changes as the context may require.


         3.10. The Company shall have the right, exercisable once in any 12 month period, to defer filing a registration statement (a "REGISTRATION DEFERRAL") under the Securities Act pursuant to this Section 3 for a period of up to 90 days if (i) the Board of Directors of the Company shall determine that it would be seriously detrimental to the Company to file such registration statement at the date the filing would otherwise be required under this Agreement, or (ii) the Board of Directors of the Company determines in good faith that (A) the Company is in possession of material, non-public information concerning an acquisition, merger, recapitalization, consolidation, reorganization or other material transaction by or of the Company or concerning pending or threatened litigation and (B) disclosure of such information would jeopardize any such transaction or litigation or otherwise materially harm the Company, or (iii) at the time of such request the Company is engaged, or has formal plans to engage within 60 days of the time of such request, in an underwritten public offering of securities (including an offering contemplated by Section 3 hereof), provided that the Company's right to undertake a registration for its own account contained in Section 3.1 shall not be deemed to be an exercise of the provisions of this Section 3.10.


4.       DESIGNATION OF UNDERWRITER.


         4.1. In the case of any registration effected pursuant to Section 3, should the offering be underwritten, the Company and the majority of the Initiating Holders that submitted the request for the Demand registration shall confer as to the selection of a managing underwriter. Should they fail to reach agreement, the selection shall be made by the majority of the Initiating Holders who submitted the Demand request.


         4.2. In the case of any registration initiated by the Company, the Company shall have the right to designate the managing underwriter in any underwritten offering.


         4.3. In an IPO, the Company shall use its best efforts to involve Nomura and Nomura shall have the right to act as not less than a co-manager in the underwriters' consortium, with a right to distribute at least 10% of the shares which are subject to the IPO.


5.       EXPENSES.


All expenses incurred in connection with any registration under Sections 2 or 3, including the reasonable fees of one legal counsel for the selling Holders, shall be borne by the Company; provided, however, that each of the Holders participating in such registration shall pay its pro rata portion of the discounts or commissions payable to any underwriter.


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6.       INDEMNIFICATION AND CONTRIBUTION.


In the event of any registered offering of Ordinary Shares pursuant to this
Agreement:


         6.1. The Company will indemnify and hold harmless, to the fullest extent permitted by law, any Holder and any underwriter for such Holder, and each person, if any, who controls the Holder or such underwriter, from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with the Company's prior written consent) to which the Holder or any such underwriter or controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading, and the Company will reimburse the Holder, such underwriter and each such controlling person of the Holder or the underwriter, promptly upon demand, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or omission in such registration statement or prospectus so made in conformity with information furnished to the Company in writing by a Holder, such underwriter or such controlling persons specifically for use in such registration statement; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this Section 6.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the selling Shareholder, the underwriter or any controlling person of the selling Shareholder or the underwriter, and regardless of any sale in connection with such offering by the selling Shareholder. Such indemnity shall survive the transfer of securities by a selling Shareholder; or (iii) indemnification of shareholders against any violation or alleged violation by the Company of the Securities Act of 1933, Securities Exchange Act of 1934 or the state securities laws of individual U.S. states.


         6.2. Each Holder participating in a registration hereunder will indemnify and hold harmless the Company, any underwriter for the Company, and each person, if any, who controls the Company or such underwriter, from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the selling Shareholder's consent) to which the Company or any such controlling person and/or any such underwriter may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and each such Holder will reimburse the Company, any underwriter and each such controlling person of the Company or any underwriter, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, notwithstanding the foregoing terms of this
                  Section 6.2, that the Holder shall be liable in any such case only to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or omission in such registration or prospectus made in strict conformity with written information furnished to the Company by such Holder specifically for use in such registration statement; and provided further that the liability of such Holder under this Section 6.2, excluding liability for costs and expenses arising out of any action or proceeding, shall not exceed the product of the number of shares registered by the Holder and the per share purchase price of the shares as set forth in the registration; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this Section 6.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holders, as the case may be, which consent shall not be unreasonably withheld. In no event shall the liability of a Holder exceed the gross proceeds from the offering received by such Holder.


         6.3. Promptly after receipt by an indemnified party pursuant to the provisions of Sections 6.1 or 6.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, but in any event no fewer than ten (10) days before the date designated in such notice as the date by which an answer must be served (or such extension thereof, provided that the extension has been granted in writing by the plaintiff and that no admission or consent to jurisdiction or other waiver has been granted or implied by the request for such an extension), such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Sections
                  6.1 or 6.2, promptly notify the indemnifying party of the commencement thereof In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 6.1 or 6.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence,
                  (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within 15 days after written notice of the indemnified party's intention to employ separate counsel pursuant to the previous sentence, or
                  (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.


         6.4. Contribution. If for any reason the foregoing indemnity is unavailable, or is insufficient to hold harmless an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other from the registration or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other but also the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations; provided that in no event shall any contribution by a Holder hereunder exceed the gross proceeds from the offering received from such Holder. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

7.    OBLIGATIONS OF THE COMPANY.


Whenever required under this Agreement to effect the registration of any Registrable Shares, the Company shall, as expeditiously as possible:


      7.1. (i) prepare and file with the SEC a registration statement with respect to such Registrable Shares and use its best efforts to cause such registration statement to become effective, (ii) upon the request of the holders of a majority of the Registrable
             Shares registered thereunder, keep a registration statement filed pursuant to Section 2 effective for a period of up to two hundred seventy (270) days or, if sooner, until the distribution contemplated in the Registration Statement has been completed, and (iii) upon the request of the holders of a majority of the Investor Registrable Shares registered thereunder, keep a registration statement filed pursuant to
             Section 3 above effective for a period of up to two hundred seventy (270) days or, if sooner, until the distribution contemplated in the Registration Statement has been completed, provided, that the in the case of the First Demand, the Company shall not be obligated to keep the registration statement filed pursuant thereto effective for more than one hundred and eighty
             (180) days or, in the event such First Demand is underwritten, for more than the period within which the distribution contemplated in the registration statement has been completed, and further provided, that in the event that the First Demand is not underwritten, no Holder may sell shares pursuant to the registration statement effective pursuant to the First Demand without first inquiring of the Company in writing as to whether such sale would be permissible at such time in light of the then current form of such registration statement. Failure by the Company to respond in writing to an address or fax number provided by the inquiring shareholder in its inquiry within three days of the request shall be deemed to be assent to such proposed sale. In the event that the Company does inform the inquiring shareholder that the proposed sale of securities under the relevant registration statement would not be permissible at such time, then the Company shall use its best efforts to amend or supplement such registration statement or the prospectus included therein so that such shareholder can sell its securities thereunder unless (i) the Board of Directors of the Company determines that it would be seriously detrimental to the Company to so amend or supplement such registration statement or prospectus, or (ii) the Board of Directors of the Company determines in good faith that (A) the Company is in possession of material, non-public information concerning an acquisition, merger, recapitalization, consolidation, reorganization or other material transaction by or of the Company or concerning pending or threatened litigation and (B) disclosure of such information would jeopardize any such transaction or litigation or otherwise materially harm the Company. In any such event, the Company shall promptly notify the inquiring holder when the use of the relevant registration statement or prospectus may be resumed or supply such holder with copies of any amendment or supplement made pursuant to the preceding sentence and such inquiring holder shall not dispose of its Registrable Shares under such registration statement or prospectus until it is so advised in writing by the Company that the use of the prospectus included in such registration statement may be resumed or until such holder receives such copies of any supplement or amendment to such registration statement or prospectus, provided, however, that any such prohibition shall not be in effect for more than 90 days in any 12 month period.


      7.2. prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be reasonably necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by such registration statement.


      7.3. furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Shares owned by them.


      7.4. in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.


      7.5. notify each holder of Registrable Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, in which event each such holder of Registrable Shares shall forthwith discontinue disposition of its Registrable Shares pursuant to such prospectus until it is advised in writing by the Company that the use of such prospectus may be resumed or until such holder receives copies of any supplement or amendment to such prospectus, provided, however, that such suspensions shall not be in effect for more than 90 days in any 12 month period.


      7.6. cause all Registrable Shares registered pursuant hereunder to be listed on each securities exchange (or Nasdaq) on which similar securities issued by the Company are then listed.


      7.7. provide a transfer agent and registrar for all Registrable Shares registered pursuant hereunder and a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration.

      7.8. take such action under the securities laws of such states of the United States as any participating Holder shall reasonably request; provided, however, that the Company shall not be required to qualify to do business as a foreign corporation, or to file any general consent to service of process, in any state.


      7.9. furnish, at the request of any Holder requesting registration of Registrable Shares pursuant to this Agreement, on the date that such Registrable Shares are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Shares and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Shares.


8.    CONDITIONS TO REGISTRATION OBLIGATIONS.


The Company shall not be obligated to effect the registration of Registrable Shares pursuant to this Agreement unless the Holder consents to the following conditions:


      8.1. conditions requiring the Holder to comply with all applicable provisions of the Securities Act and the Securities and Exchange Act including, but not limited to, the prospectus delivery requirements of the Securities Act, and to furnish to the Company information about sales made in such public offering; and


      8.2. conditions prohibiting the Holder upon receipt of telegraphic or written notice from the Company that it is required by law to correct or update the registration statement or prospectus from effecting sales of the Registrable Shares until the Company has completed the necessary correction or updating.


      8.3. conditions prohibiting the sale of Registrable Shares by such Holder, as the case may be, during the process of the registration until the Registration Statement is effective.


9.    ASSIGNMENT OF REGISTRATION RIGHTS.


Any of the Holders may assign its rights to cause the Company to register pursuant to this Agreement all or any part of its Registrable Shares. The transferor shall, within twenty (20) days after such transfer, furnish the Company with written notice of the name and address of such transferee and the securities with respect to which such registration rights are being assigned, and the transferee's written agreement to be bound by this Agreement.


10. LOCK-UP AND OTHER REQUIREMENTS OF THE HOLDERS.


In connection with the Company's IPO all Holders agree, and in connection with any underwritten registration of the Company's shares pursuant to Sections 2 or 3 above, all Holders participating in such underwritten offering agree that any sales of Registrable Shares may be subject to a "lock-up" period restricting such sales for up to one hundred and eighty (180) days, and all such Holders will agree to abide by such customary "lock-up" period of up to one hundred and eighty (180) days as is required by the underwriter in such a registration and further agree to execute such further documents as may be required by the underwriters to effectuate such "lock-up". In addition, no Holder may participate in any underwritten registration hereunder unless such person (i) agrees to sell such person's securities on the basis provided in any customary underwriting arrangements and (ii) provides any relevant information and completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents required under the terms of such underwriting arrangements; provided that such underwriting arrangements shall not provide for indemnification or contribution obligations on the part of the holders greater than the obligations set forth in Article 6 above.


11.   RULE 144.


At any time and from time to time after the earlier of the close of business on such date as (a) a registration statement filed by the Company under the Securities Act becomes effective, or (b) the Company registers a class of securities under Section 12 of the United States Securities Exchange Act of 1934, as amended, or any federal statute or code which is a successor thereto (the "Exchange Act") the Company shall:


      11.1. Make and keep available adequate current public information with respect to the Company within the meaning of Rule 144(c) under the Securities Act (or similar rule then in effect);


      11.2.  Furnish to any holder of Registrable Shares forthwith upon request
             (i) a written statement by the Company as to its compliance with the informational requirements of Rule 144(c) (or similar rule then in effect) or (ii) a copy of the most recent annual or quarterly report of the Company; and


      11.3. Use its best efforts to comply with all other necessary filings and other requirements so as to enable the Investors and any transferee thereof to sell Registrable Shares under Rule 144 under the Securities Act (or similar rule then in effect).


12.   OTHER REGISTRATION RIGHTS; TERM


      12.1. The Company shall not grant registration rights with respect to any securities of the Company to any person that are equal to or superior to the registration rights granted to the Investor Holders pursuant to this Agreement, except with the written consent of a majority of each of the Series A, Series B, Series C and Series D Investor Registrable Shares.


      1.2. The registration rights contained herein shall expire three (3) years following the date of the Company's IPO, except that the rights set forth in Section 6 shall not expire.


13.   AFFIRMATIVE COVENANTS.

The Company covenants and agrees with the Investors that until the consummation of a Qualified IPO (as such term is defined in the Company's Articles of Association):


      13.1. Financial Reporting. The Company shall maintain a system of accounting established and administered in accordance with the United States generally accepted accounting principles consistently applied ("GAAP"), will keep full and complete financial records, and will furnish to the Investors the following reports in English:


             13.1.1. As soon as practicable after the end of each fiscal year, and in any event within 90 days thereafter, the audited consolidated balance sheet of the Company as at the end of such fiscal year, and audited consolidated statements of operations and retained earnings and cash flow of the Company for such fiscal year, all in reasonable detail, accompanied by consolidating schedules, and prepared in accordance with GAAP in adjusted NIS and in U.S. Dollars, and audited by the Israeli affiliate of one the "Big 5" U.S. accounting firms (the "Auditors").


             13.1.2. As soon as practicable after the end of the first, second, and third quarter in each fiscal year and in any event within 45 days thereafter, the unaudited consolidated balance sheet and statements of operations and retained earnings and cash flow of the Company for such quarter, all in reasonable detail, prepared in accordance with GAAP, and certified to be complete and correct (subject to year-end adjustments) by the chief financial officer of the Company, in adjusted NIS and in U.S. Dollars, and reviewed by the Auditors.


      13.2. Other Information. The Company shall furnish to the Investors holding (including any unexercised warrants) not less than 1.0% of the Company's outstanding share capital (on a fully diluted, as converted, basis) the following reports and information in English:


             13.2.1. Within 20 days after the period to which they relate, brief monthly financial reports in such form as shall be agreed from time to time between the Company and the Investors.

             13.2.2. An annual operating plan and budget, at least 30 days prior to the first day of the year covered by such plan, to be provided only to the Directors appointed pursuant to
                      Section 15.1 (as defined below).


             13.2.3. promptly after receipt, all reports delivered to the Company by its accountants;


             13.2.4. promptly after the commencement or threatened commencement thereof, notice of all material actions, suits, investigations, and proceedings before any court or governmental department, arbitration panel, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any of its subsidiaries other than ordinary and routine litigation covered under the limits of existing insurance policies;


             13.2.5. promptly, copies of any press releases issued by the Company;


             13.2.6. promptly after an Investor's request therefor, copies of minutes of meetings of the Board of Directors of the Company;


             13.2.7. promptly, copies of all amendments to the Articles of Association or Memorandum of Association of the Company; and


             13.2.8. such other information regarding the business, affairs and condition of the Company as the Investors may from time to time reasonably request.


      13.3.  Legal Existence, Compliance, Etc.


             13.3.1. The Company will maintain its existence as a limited company duly organized and validly existing under the laws of the State of Israel.


             13.3.2. The Company will conduct its business in compliance in all material respects with all permits and licenses issued by, and all statutes, rules, regulations and orders of, and all restrictions imposed by, all governmental authorities, domestic or foreign, federal or state, applicable to the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to environmental, safety and other similar standards or controls).


             13.3.3. The Company will conduct its business in compliance in all material respects with all licenses, agreements and contracts to which it is a party.


             13.3.4. The Company will maintain, keep, and preserve all of its material properties (tangible and intangible) necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.


             13.3.5. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its assets and businesses against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts and with such deductibles as are customarily carried by such other corporations.


      13.4.  Preferred Shares


             The Company shall comply with the terms and conditions of the Preferred Shares as set forth in the Articles of Association.


      13.5.  Right of Inspection


             At any reasonable time and from time to time, upon reasonable notice, the Company shall permit a Director approved by the Investors to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and to discuss the affairs, finances and accounts of the Company with any of its officers and directors and furnish to each such person, promptly upon the request of such person, copies of such financial and operating data (such as patents, issued or filed, licensing agreements, research and development contracts, joint venture agreements, etc.) and other information as reasonably requested by such person. The Company will permit such persons to inspect, audit and make copies of the books and records of the Company, to discuss the business and affairs of the Company with the officers of the Company, and to inspect any of the properties or assets of the Company upon reasonable notice to the Company and at such reasonable times as such persons may from time to time request. Upon three business days' prior notice to the Company, such persons shall have the right to confer in their discretion with the independent certified public accountants of the Company at any time during normal business hours upon any matter involving the financial condition of the Company and such accountants are hereby irrevocably authorized to fully discuss with and disclose to the Investors all such matters. Each such person shall bear its own expenses in connection with the exercise of its rights under this Section. Each such person severally and not jointly agrees to maintain the confidentiality of any information received by it pursuant to this Section, until such information becomes public or is otherwise no longer confidential or as otherwise required by law, provided, however, that each such person may share the information received by it pursuant to this Section with its partners, if any, and with its legal, accounting, financial and other advisors and representatives.

      13.6.  Transfer Pursuant to Rule 144A


             The Company agrees to provide to any holder of Preferred Shares and, upon such holder's request, to any prospective purchaser designated by such holder the financial and other information specified in Rule 144A(d)(4) under the Securities Act and to take any other action reasonably requested by such holder or to execute any certificates necessary to permit a transfer by any such holder to qualify for the exemption set forth in Rule 144A.


14.   NEGATIVE COVENANTS.


Until the consummation of an IPO, and in addition to the provisions of any applicable law, consent of:


      14.1. the holders of the majority of the then outstanding Preferred A Shares shall be required for any of the following acts:


             14.1.1. Modification of rights of the Preferred A Shares;


             14.1.2.  Increase in the number of authorized Preferred A Shares;


             14.1.3. Creation or issuance of any class or series of shares on a parity with or having preference over the Preferred A Shares; or


             14.1.4. Amendments to the Articles (including, without limitation, modification of rights of the rights of the Series B, Series C or Series D Preferred Shares) that would adversely affect the holders of the Series A Preferred Shares or the relative rights and preferences of the Series A Preferred Shares.


      14.2. the holders of the majority of the then outstanding Preferred B Shares shall be required for any of the following acts:


             14.2.1.  Modification of rights of the Preferred B Shares;


             14.2.2.  Increase in the number of authorized Preferred B Shares;


             14.2.3. Creation or issuance of any class or series of shares on a parity with or having preference over the Preferred B Shares; or


             14.2.4. Amendments to the Articles (including, without limitation, modification of rights of the rights of the Series A, Series C or Series D Preferred Shares) that would adversely affect the holders of the Series B Preferred Shares or the relative rights and preferences of the Series B Preferred Shares.

      14.3. the holders of the majority of the then outstanding Preferred C Shares shall be required for any of the following acts:


             14.3.1.  Modification of rights of the Preferred C Shares;


             14.3.2.  Increase in the number of authorized Preferred C Shares;


             14.3.3. Creation or issuance of any class or series of shares on a parity with or having preference over the Preferred C Shares; or


             14.3.4. Amendments to the Articles (including, without limitation, modification of rights of the rights of the Series A, Series B or Series D Preferred Shares) that would adversely affect the holders of the Series C Preferred Shares or the relative rights and preferences of the Series C Preferred Shares.


      14.4. the holders of the majority of the then outstanding Series D Preferred Shares shall be required for any of the following acts:


             14.4.1.  Modification of rights of the Series D Preferred Shares;


             14.4.2. Increase in the number of authorized Series D Preferred Shares;


             14.4.3. Creation or issuance of any class or series of shares on a parity with or having preference over the Series D Preferred Shares; or


             14.4.4. Amendments to the Articles (including, without limitation, modification of rights of the rights of the Series A, Series B or Series C Preferred Shares) that would adversely affect the holders of the Series D Preferred Shares or the relative rights and preferences of the Series D Preferred Shares.


      14.5. each of (i) the holders of the majority of the then outstanding Preferred A Shares, (ii) the holders of the majority of the then outstanding Preferred B Shares, (iii) the holders of the majority of the then outstanding Preferred C Shares and (iv) the holders of the majority of the then outstanding Preferred D Shares shall be required for any of the following acts:


             14.5.1. effecting a merger, consolidation or reorganization of or acquisition by the Company or the sale, lease or other disposal of all or substantially all of the Company's assets, including the sale, lease, license, transfer or other disposition of any of the Company's material technology, except as effected under the Company's ordinary course of business;


             14.5.2. reclassification of outstanding capital shares of the Company; modification of the Company's Memorandum or Association or

                      Articles of Association (other than modifications governed by sections 14.1.1, 14.2.1 and 14.3.1);


             14.5.3.  a material change in the business of the Company;


             14.5.4.  an IPO which is not a Qualified IPO.


      14.6. The consent of the Series A Director, the Series B Director, the Series C Directors and the Series D Director (each as defined below) shall be required for the authorization or issuance of shares of the Company (or options to purchase shares) to officers, directors, employees or affiliates of (or consultants to) the Company or any of its subsidiaries pursuant to option plans, share or option purchase plans or other employee incentive programs other than issuances of Ordinary Shares or options to purchase Ordinary Shares which in the aggregate would not exceed 8,000,000 Ordinary Shares (including for purposes of such calculation the maximum number of shares issuable upon exercise or conversion of options to purchase Ordinary Shares and options to purchase Ordinary Shares outstanding as of the date of this Agreement).


      14.7. Except as provided hereinabove, any and all veto rights previously granted to any of the shareholders of the Company under any instrument whatsoever (other than the Company's Articles of Association as currently effective), including in any agreement, meetings of the Company's shareholders and/or Board of Directors, are hereby cancelled and terminated.





15.   BOARD OF DIRECTORS.


      15.1. Until the consummation of an IPO, the Board of Directors shall be composed of up to nine (9) members, as set forth below:


             15.1.1. The holders of the Ordinary Shares, voting as a separate class, shall have the right to nominate two (2) directors;


             15.1.2. The holders of the Preferred A Shares shall be entitled to designate one (1) director, (the "Series A Director") provided however, that so long as ISLP II and its Permitted Transferees own 8% or more of the issued and outstanding shares of the Company on an as-converted basis, ISLP II shall have the right to appoint the Series A Director;


             15.1.3. the holders of Preferred B Shares shall be entitled to designate one (1) director (the "Series B Director");


             15.1.4. the holders of Series C Preferred Shares shall be entitled to designate two (2) directors (the "Series C Directors"), provided however, that, so long as Nomura or its Permitted Transferees shall hold any Series C

                      Preferred Shares, Nomura alone and at its sole discretion shall be entitled to designate one Series C Director, and so long as WaterView Partners L.P. ("WaterView") and its Permitted Transferees shall hold any Series C Preferred Shares, WaterView alone and at its sole discretion shall be entitled to designate one Series C Director;


             15.1.5. one (1) director shall be an independent director, who shall be elected by a majority of the board of directors;


             15.1.6. one (1) director shall be the CEO of the Company (currently, Daniel Ciporin); and


             15.1.7. Bain Capital Integral Investors LLC ("Bain"), for so long as it or its affiliates own not less than 10% of the outstanding Series D Preferred Shares issued to Bain pursuant to the Subscription Agreement dated February 8, 2000 and Ordinary Shares issued pursuant to the conversion of such Series D Preferred Shares, and thereafter the Series D Preferred Shares as a class, shall be entitled to designate one (1) director (the "Series D Director").


      15.2. Observer Rights. Until the consummation of an IPO, the Company shall afford to one (1) representative of Axiom Venture Partners
             II L.P., for as long as it shall hold not less than 2% of the issued and outstanding capital of the Company, to one (1) representative of the IIF Investors, for as long as it shall hold not less than 2% of the issued and outstanding capital of the Company, and to one (1) representative of Hollinger Capital
             LLC ("Hollinger), for as long as it shall hold not less than 3%
             of the issued and outstanding capital of the Company, reasonable Board of Directors' visitation rights by one observer. Such visitation rights shall include (i) the right to receive reasonable notice in advance of all Board of Directors meetings
             (ii) the right to receive, concurrently with receipt by members of the Board of Directors, all materials, reports and other written communications received by members of the Board of Directors (which right the Company shall also afford to one (1) representative of UBS AG (the "UBS Representative"), for as long as it or any UBS Group Company or any limited partnership, the general partner of which is a UBS Group Company, shall hold not less than 2% of the issued and outstanding capital of the
             Company) and (iii) the right to attend all Board  of  Directors
             meetings   as  an  observer;   provided,   however,  that  the
             Company may require as a condition precedent to the rights under this Section 15.2 that such observer attending any meeting of the Board of Directors and having access to any of the information provided by the Company to the Board of Directors (including the UBS representative) agrees in writing to hold in confidence and trust and to act in a fiduciary manner with respect to all information so received during such meetings or otherwise. No inadvertent failure of the Company to notify
             Axiom Venture Partners II L.P., the IIF Investors or Hollinger of any meetings of the Board of Directors shall operate to invalidate any action of the Board of Directors taken at any such meeting. For purpose of this Section 15.2, the term "Board of Directors" shall also refer to any committees thereof excepting the compensation committee and the audit committee.


      15.3. The appointment, dismissal or replacement of any director so designated, shall be by written notice given to the Company by the designating party or class of shareholders.


      15.4. The Company shall not change or expand the signatory rights for the Company currently in effect without the consent of a majority vote of the members of the Board of Directors.


      15.5. The Company will reimburse the Investors and the Directors for all reasonable expenses incurred by them in all activities done on behalf of the Company, including but not limited to, travel to and lodging incidental to meetings of the Board of Directors and committees thereof and expenses incurred when interviewing potential candidates.


16. PRE-EMPTIVE RIGHT.


      16.1. Prior to the consummation of a Qualified IPO, if the Company proposes to issue or sell any New Securities (as defined in Section 16.2.1), the Company shall, before such issuance, offer to all shareholders (collectively the "Offered Shareholders") the right to purchase a pro-rata share of the New Securities. A shareholder's pro-rata share, for purposes of this Section, is the ratio of the number of issued shares owned by such Shareholder immediately prior to the issuance of New Securities (treating all Preferred Shares as if fully converted), to the total number of shares outstanding immediately prior to the issuance of New Securities (treating all of the Preferred Shares as if fully converted).


             Each holder of Preferred Shares shall have a right of over-allotment such that if any of the holders of Preferred Shares fails to exercise its right hereunder to purchase its pro-rata share of New Securities, the other Investors holding Preferred Shares may purchase the portion of the non-purchasing shareholder pro-rata according to the shareholding ratio between such other shareholders of Preferred Shares, within five (5) days from the date such non-purchasing holder of Preferred Shares fails to exercise its rights hereunder to purchase its pro-rata share of New Securities.


             Each one of the Founders shall have a right of over-allotment such that if any of the holders of Ordinary Shares fails to exercise its right hereunder to purchase its pro-rata share of New Securities, each Founder may purchase the portion of the non-purchasing shareholder pro-rata according to the shareholding ratio between the Founders within five (5) days from the date such non-purchasing holder of

             Ordinary Shares fails to exercise its rights hereunder to purchase its pro-rata share of New Securities.


      16.2. This pre-emptive right shall be subject to the following provisions:


             16.2.1. "NEW SECURITIES" shall mean any equity interest (including Ordinary and Preferred Shares) in the Company, whether now authorized or not, and rights, options or warrants to purchase such equity interests, and securities of any type whatsoever that are convertible into equity interests; provided that the term "New Securities" does not include: (i) securities issued upon the conversion of the Preferred Shares or conversion of the Option Shares and (ii) securities issued, pursuant to a resolution of the Board of Directors, to employees, directors or consultants of the Company, subsidiary or parent of the Company, who hold less than 5% of the Company's issued and outstanding share capital; and (iii) securities issued in a Qualified IPO; and (iv) securities issued in connection with stock split, stock dividend or other recapitalization events in the Company; (v) Preferred C Shares issuable upon the exercise of the Warrants (as defined, and under the terms set forth, in the SPA) or any other shares issuable pursuant to other warrants outstanding as of February 8, 2000and (vi) securities, in an amount not exceeding, in the aggregate, 10% of the issued and outstanding share capital of the Company, issued to a Strategic Investor on or after January 1, 2000. "Strategic Investor" shall mean an entity which, in the determination of the majority of the Board of Directors (including the approval of all of the Directors appointed pursuant to Section 15.1.2,
                      15.1.3 and 15.1.4) is capable of materially contributing directly or indirectly to the Company's business other than by investing capital in the Company.


             16.2.2. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Offered Shareholder written notice of its intention, describing the type of New Securities, and their price and the terms upon which the Company proposes to issue the same. Each Offered Shareholder shall have seven (7) days after any such notice is delivered to agree to purchase such Offered Shareholder's pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.


             16.2.3. In the event the Offered Shareholders fail to exercise fully the pre-emptive right within the said seven (7) day period the Company shall have one hundred twenty
                      (120) days thereafter to sell or enter into an agreement to sell the New Securities respecting which the Offered Shareholders' pre-emptive right set forth in this Section is not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company's notice to the Offered Shareholders pursuant to this
                      Section 16.2. In the event the Company has not sold or entered into an agreement to sell the New Securities in accordance with the foregoing within one hundred twenty
                      (120) days, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Offered Shareholders in the manner provided in this Section 16.


17.   FOUNDER SALES.


      1.1. Notwithstanding anything to the contrary in this Agreement, each of the Founders and/or their Permitted Transferees shall be entitled to sell, transfer, assign, encumber or otherwise dispose of shares in the Company held by him, with no limitation under Section 17.2 and free of the rights in favor of the Investors under Section 19 (Investor Tag-Along Rights) up to 5% of the shares in the Company held by each of the Founders as of August 24, 1998 ("Transferable Shares").




      17.2. Except as set forth in Section 17.1, until the consummation of a Qualified IPO, no Founder nor any of their Permitted Transferees shall sell, transfer, assign, encumber or otherwise dispose of the shares in the Company held by the Founder as of the date hereof, without the prior written consent of the holders of 75% or more of each of (i) the Preferred A Shares, (ii) the Preferred B Shares, (iii) the Preferred C Shares and (iv) the Preferred D Shares.


      17.3. The Founders shall be entitled to transfer or sell shares to their Permitted Transferees, provided that the Permitted Transferee agrees to be bound to the provisions of this Agreement and the Company's Articles of Association.


      17.4. In the event that a Founder or any of his Permitted Transferees should sell any shares in contravention of this Agreement, such transfer shall be deemed null and void and the Investors may proceed to protect and enforce their rights by suit in equity or by action at law, whether for the specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in furtherance of the exercise of any power granted in this Agreement, or to enforce any other legal or equitable right of the Investors or to take one or more of such actions.


18.   RIGHT OF FIRST REFUSAL.


      18.1. In the event that any shareholder(s) of the Company (the "Selling Shareholder") desires to sell or transfer any or all of its shares to any party other than a Permitted Transferee (the "Offered Shares"), it shall first give written notice thereof ("Notice of Sale") to all other shareholders (collectively the "Option Holders").


      18.2. The Notice of Sale shall state the number of Offered Shares, whether the Offered Shares will, upon the sale, be free of all liens, charges and encumbrances, that a bona fide offer has been received from a third party, the identity of the third party, and the price and terms of payment for the Offered Shares. Upon receipt of the Notice of Sale, the Option Holders shall have the right to exercise the option (the "Option") contained in Sections 18.3 and 18.4.


      18.3. For a period of 20 days after receipt of the Notice of Sale, the Option Holders collectively may elect to purchase all (but not part) of the Offered Shares (those Option Holders which exercise the Option are referred to as the "Buying Shareholders"). The Option shall be exercised by delivery of a notice by one or more of the Buying Shareholders to the Selling Shareholder within the aforesaid 20-day period stating (i) that the Buying Shareholder intends to acquire its pro rata share of the Offered Shares, according to the shareholding ratio between the Option Holders as of the date immediately prior to sending such notice; and
             (ii) in the event that the Selling Shareholder receives notices from Buying Shareholders to buy some, but not all, of the Offered Shares, how many additional Offered Shares the Buying Shareholder intends to acquire of the Offered Shares remaining as a result of the failure of all Buying Shareholders to offer to buy their pro rata share (the "Remaining Offered Shares").


      18.4. If the Selling Shareholder receives notices from all Option Holders that they wish to exercise the Option, then the Buying Shareholders shall acquire the Offered Shares pro rata, according to the shareholding ratio between the Option Holders as of the date immediately prior to sending their notices. If the Selling Shareholder receives notices from Buying Shareholders to buy some, but not all, of the Offered Shares and the notices of the Buying Shareholders indicate that the Buying Shareholders intend to buy a number of additional Offered Shares equal to or greater than the number of the Remaining Offered Shares, then (i) the Buying Shareholders shall each acquire that percentage of the Offered Shares which corresponds to its percentage ownership of the shares held by the Option Holders as of the date immediately prior to sending their notices and (ii) the Buying Shareholders shall acquire the Remaining Offered Shares pro rata according to the number of additional Offered Shares that each Buying Shareholder offered to acquire in its notice. The purchase of the Offered Shares shall be on the same terms and conditions as stated in the Notice of Sale.


      18.5. If the notices of the Buying Shareholders indicate that the Buying Shareholders have not elected to purchase all of the Offered Shares, then the Selling Shareholder shall be free, within 90 days of the date of expiration of the Option, to sell such shares at the price and on the terms contained in the Notice of Sale. If there is no sale within such 90 day period, the Selling Shareholder shall not sell or transfer the Offered Shares, or any other shares acquired before or after the date hereof, without again complying with the provisions of this section.


      18.6. In the event that there is a situation in which fractional shares will need to be transferred, the number of shares will be rounded up so that only full shares will be transferred.


      18.7. The provisions of this Section shall terminate on and not apply to a Qualified IPO.


      18.8. Any provision of this Section to the contrary notwithstanding, any offering of Preferred C Shares shall first be made to the other holders of such shares, and the provisions of this Section shall apply to such offering, mutatis mutandis. In the event that there shall be any remaining Preferred C Shares which will not be purchased as aforesaid, such shares shall be offered to the other Shareholders of the Company, as set forth in this Section.


      18.9. Any provision of this Section to the contrary notwithstanding, any offering of Preferred D Shares shall first be made to the other holders of such shares, and the provisions of this Section shall apply to such offering, mutatis mutandis. In the event that there shall be any remaining Preferred D Shares which will not be purchased as aforesaid, such shares shall be offered to the other Shareholders of the Company, as set forth in this Section.


      18.10. Any provision of this Section to the contrary notwithstanding, in no event shall any transfer of shares of the Company be effected if the third party transferee (which is not a shareholder who exercised its right of first refusal as set forth herein) is in competition, directly or indirectly, with the Company, as determined by the Board of Directors of the Company.


            Any transfer of shares of the Company or of any rights associated herewith or granted hereunder shall be effective only if such transfer is effected in accordance with the provisions of the then current Articles of Association of the Company, which relate to the transfer of shares of the Company (including the granting of a right of first refusal to holders of shares in the Company).


19.   INVESTOR TAG-ALONG RIGHTS.


      19.1. If (i) any of the Founders or their Permitted Transferees is the Selling Shareholder (the "Selling Insider"), (ii) the sale is not to a Permitted Transferee of the Founder, and (iii) all of the Offered Shares are not sold to the Buying Shareholders pursuant to
             Section 18 above, then the provisions of this Section 19 shall apply.


      19.2. The Selling Insider shall so notify the other Option Holders, describing in such notification the material terms of such proposed sale. Upon receipt of such notice, each of the other Option Holders shall have the right to exercise the option contained in Section 19.3 below.


      19.3. Each of the other Option Holders shall have the option, exercisable by written notice to the Selling Insider, within 10 business days after receipt of the notice described in Section above, to require the Selling Insider to provide as part of his proposed sale that each of the other Option Holders be given the right to participate, on the same terms and conditions as the Selling Insider, in the sale pro rata in proportion to the respective numbers of Shares owned at such time by the Selling Insider and all Option Holders who participate in the proposed sale.


      19.4. Notwithstanding the aforesaid, if any of the Founders or their Permitted Transferees shall sell shares of the Company in a transaction or series of transactions which result in a change in control of the Company, the Investors shall have the right to participate in such transaction and to sell all of their shares in the Company in that transaction.


      19.5. Notwithstanding Sections 19.1 through 19.3, each Founder shall be permitted to sell, free of the limitations of Sections through 19.3, the number of shares which represents 5% of the shares in the Company held by the Founder as of August 24, 1998.


      19.6.  The provisions of this Section 19 shall terminate on a Qualified
             IPO.


20. BRING-ALONG.


Notwithstanding anything to the contrary in this Agreement including in Section 18 and 19 herein above, at any time prior to the Company's Qualified IPO, in the event that (i) one or more bona fide offers from any third party person or entity (the "Offeror") is made to purchase shares and, (ii) such sale is conditioned upon the sale of all of the remaining issued shares of the Company to the Offeror, and (iii) shareholders holding 85% (eighty-five percent) of the Company's outstanding share capital (the "Proposing Shareholders") propose to sell all of their shares to such Offeror, then all remaining shareholders (the "Non-Proposing Shareholders") will be required, if so demanded by the Proposing Shareholders, to sell their Shares to such Offeror at the same price and upon the same terms and conditions as in the offer made to the Proposing Shareholders. In such event, any sale, assignment, transfer, pledge, hypothecation, mortgage, disposal or encumbrance of shares by the Non-Proposing Shareholders other than in connection with the proposed acquisition shall be absolutely prohibited.


21.   INTENTIONALLY  DELETED


22.   AMENDMENT


Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) with the written consent of the Founders and the holders of 75% of each of the issued and outstanding (i) Preferred A Shares, (ii) Preferred B Shares, (iii) Preferred C Shares and (iv) Preferred D Shares, of the Company.


23.    MISCELLANEOUS


      23.1. Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.


      23.2. Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof, and the parties hereto irrevocably submit to the jurisdiction of the Courts of Israel in respect of any dispute or matter arising out of or connected with this Agreement.


      23.3. Successors and Assigns; Assignment. Except as otherwise expressly limited herein and as set forth in Section 9 above, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, except as set forth in Section 9 above and except that, upon the consummation of a transfer of shares to a Permitted Transferee and such Permitted Transferee's agreement in writing to be bound by and assume all obligations of the transferor (as a Shareholder) under all agreements with the Company, such Permitted Transferee shall succeed to all rights and privileges of the transferor (as a Shareholder) under this Agreement and all other agreements with the Company.


             Without derogating from the provisions of the previous paragraph, no assignment or transfer under this Section 23.3 shall be made unless the transferee agrees to be bound by all agreements binding upon the Shareholders immediately prior to such transfer.


      23.4. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof. This Agreement amends and replaces the SRA.


      23.5. Section Headings; Preamble. All article and section headings are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement. The preamble to this Agreement is incorporated herein and forms an integral part of this Agreement.


      23.6. Notices, etc. All notices and other communications required or permitted hereunder are to be given pursuant to the provisions of, and to the addresses set forth in the members' registry of the Company, as may be amended by time to time by notice from any Shareholder.


      23.7. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.


      23.8. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.


      23.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.


      23.10. Waiver of Veto Rights. Except as expressly provided herein, each Investor executing this Agreement expressly waives any veto right or negative covenant which it possesses in any organ of the Company as to any of the matters covered by this Agreement.


      23.11. For purposes of determining the availability of any right or the applicability of any limitation under this Agreement, all Preferred C Shares, or any other securities, held or acquired by any IIF Investor shall be aggregated, and the IIF Investors and any such transferees be viewed as a single Investor or shareholder, as applicable.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.


DEALTIME.COM LTD.                         ISRAEL SEED II L.P.,
                                          By   its   general   partner,   SEED
                                          VENTURE PARTNERS LTD.

By:________________________
Name:                                     By:________________________
Title:                                    Name:
                                          Title:


___________________________               ___________________________
NAHUM SHARFMAN                            AMIR ASHKENAZI


UNICYCLE TRADING COMPANY, L.P.            ODEON CAPITAL PARTNERS, L.P.
                                          By: Odeon Capital, L.L.C

By:________________________
Name:                                     By:________________________
Title:                                    Matthew Smith, Member


M.L. TRUST COMPANY LTD.


By:________________________
Name:
Title:

NOMURA INTERNATIONAL PLC


By:________________________
Name:
Title:


SIGNATURE ON SCHEDULE A OF THIS AGREEMENT BY CERTAIN PARTIES CONSTITUTES EXECUTION IN FULL OF THIS AGREEMENT

                 SCHEDULE A TO SHAREHOLDERS RIGHTS AGREEMENT The signature of each Investor on this Schedule shall constitute execution of this Shareholders Rights Agreement


NAME                                              SIGNATURE

WaterView Partners, L.P.
                                               By _________________________

Odeon Capital Partners, L.P.
                                               By _________________________

Israel Infinity  Venture Capital Fund
(Israel) LP                                    By _________________________

Israel Infinity  Venture Capital Fund
(Delaware) LP                                  By _________________________

Israel Infinity  Venture Capital Fund
(Cayman I) LP                                  By _________________________

Israel Infinity  Venture Capital Fund
(Cayman II) LP                                 By _________________________

Levitin Charitable Trust
                                               By _________________________


                                               By _________________________


                                               By _________________________


                                               By _________________________